Exhibit 10.2

FACTSET RESEARCH SYSTEMS INC.

NOTICE OF RESTRICTED SHARE UNITS AWARD
AND RESTRICTED SHARE UNITS AWARD AGREEMENT

You have been granted an award of restricted share units (“RSUs”) of FactSet Research Systems Inc. (the “Company”), pursuant to the FactSet Research Systems Inc. 2025 Omnibus Incentive Plan, as may be amended from time to time (the “Plan”), on the following terms and conditions of this award agreement (this “Agreement”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Plan:

Grant Date: As detailed on the Grant Acceptance Election page.

Number of RSUs Granted: The number of RSUs that are stated on the Grant Acceptance Election page.

Vesting Schedule: The RSUs shall become vested upon the schedule as shown on the Grant Acceptance Election page.

RSUs are rounded down to the next whole share at each interim vesting date and rounded up on the last vesting date as shown on the Grant Acceptance Election page.

General Terms Relating to RSUs:
1.Plan Provisions Apply
This award of RSUs shall be subject to all of the terms and conditions of the Plan.
2.Settlement of RSUs
RSUs that become vested shall be settled as soon as administratively practicable after the applicable vesting date (and in no event more than within thirty (30) days thereafter) by delivery of Shares, subject to applicable tax withholding.
3.Transferability
RSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated.
4.Change in Control
If, in connection with a Change in Control, the successor or surviving entity or its parent will not assume or continue this Award or substitute for or replace this Award, in each case, with equity securities of the successor or surviving entity or its parent, with substantially the same terms and equivalent value as this Award, which are or promptly will be registered under the Securities Act of 1933, as amended, and tradable on an established United States securities exchange, then the vesting of all outstanding unvested RSUs will accelerate in full as of immediately before and contingent upon the occurrence of the Change in Control.

If, in connection with a Change in Control, the successor or surviving entity or its parent has so assumed, continued, substituted for or replaced this Award, but your employment is terminated without Cause or if you resign for Good Reason during the twenty-four (24) months following the Change in Control, then the vesting of all unvested RSUs will accelerate in full as of the date of your Termination of Service. “Good Reason” shall have the meaning set forth in your Service Agreement, if any, or, in the absence of any such agreement or any such definition in such agreement, such term shall mean: (i) a material reduction in your base salary or target annual bonus opportunity; (ii) a relocation of your primary location of employment to more than 50 miles from your current primary location of employment; or (iii) a breach by the Company or

Exhibit 10.2

its Subsidiaries of any material written agreement between you and the Company and its Subsidiaries; provided, that “Good Reason” shall not exist unless (A) you provide the Company with written notice no later than 30 days after the occurrence of the event purported to the basis for Good Reason, setting forth in reasonable detail your basis for a claim of Good Reason, (B) the Company fails to cure such event within 60 days after receipt of such notice, and (C) you resign from employment and all other positions with the Company and its Subsidiaries no later than 30 days after the end of the notice period in (B).
5.Termination of Employment
Except as otherwise provided in Section 4 above, in the event of your Termination of Service for any reason, any RSUs that are outstanding and unvested as of the date of such Termination of Service shall be cancelled and forfeited for no consideration; provided, however, that the Committee may, in its sole discretion, provide for continued vesting or acceleration of all or a portion of the RSUs in accordance with the terms of the Plan.
Notwithstanding anything to the contrary herein, in the event of your Termination of Service due to death, any RSUs that are outstanding and unvested and were granted to you at least one year prior to the date of such Termination of Service shall become fully vested as of the date of such Termination of Service.
For the avoidance of doubt, in the event of your Termination of Service for Cause, or if you breach your obligations under Section 8 or 9 of this Agreement, all of your RSUs then outstanding, whether vested or unvested, shall be cancelled and forfeited for no consideration.
6.Dividend and Voting Rights
You shall not have any right to receive dividends, dividend equivalents or other distribution or rights in respect of your unvested RSUs and shall not have the right to vote the Shares related to such unvested RSUs as the record owner thereof, in each case, until such RSUs have become fully vested and settled in Shares in accordance with the terms of this Agreement and the Plan.
7.Compliance with Company Policies
By signing and returning this Agreement, you acknowledge having received and read a copy of the Plan, which is incorporated by reference herein, and agree to comply with it. You also acknowledge and agree that you will comply with the Company’s insider trading policy and holding period policy, as applicable.
8.Proprietary Information
In consideration for the above RSU grant and subject to Section 8(e) below, you further agree as follows with respect to the confidentiality of Proprietary Information (as defined below):
a.You acknowledge that the Company and its Affiliates possess and will continue to develop and acquire valuable Proprietary Information, of which you may become aware during the course of your employment with the Company and its Affiliates or its Subsidiaries (collectively, “FactSet”), that the value of that Proprietary Information depends on it remaining confidential, and that FactSet depends on you to honor the terms of this Agreement.
b.As used in this Agreement, “Proprietary Information” means any business information not generally known to others in the industry and held in confidence by FactSet, that derives independent economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use. Proprietary Information may include, but is not limited to (1) information received from or relating to customers, suppliers, joint ventures, licensors, licensees, distributors and other persons and entities with whom FactSet does business; (2) trade secrets, financial information, business plans, methods, and strategies, lists of customers, suppliers or employees, strategies for servicing and attracting customers, cost information and pricing strategies about FactSet products, contracts and cooperative relationships and information about the compensation, evaluations and career paths of employees; and (3) any formula, algorithm, computer program, pattern, compilation, drawing,

Exhibit 10.2

device, method, technique or process developed by or made known as a result of employment with FactSet. Proprietary Information does not include any information of which you had knowledge prior to your employment with FactSet, or information generally known or available in the financial services industry.
c.You will not use or disclose, either during your employment with FactSet or after termination of your employment with FactSet, any Proprietary Information, except for the exclusive benefit of FactSet and as required by your duties for FactSet, or as FactSet expressly may consent to in writing. You will use your best efforts to prevent the unauthorized disclosure, use, or reproduction of all Proprietary Information and will follow FactSet policies with regard to maintaining such confidentiality.
d.Upon termination of your employment with FactSet for any reason, you immediately will deliver to FactSet all tangible, written, graphical, machine readable and other materials (including all copies) in your possession or under your control containing or disclosing Proprietary Information and will delete all such material from the hard drives of any computers you may own or control.
e.You understand that nothing in this Agreement is intended to or shall prevent you from (i) communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. National Labor Relations Act, or the U.S. Equal Employment Opportunities Commission, (ii) providing truthful statements in response to legal process, required governmental testimony or filings or administrative or arbitral proceedings (including depositions in connection with such proceedings), or (iii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you reasonably believe to be unlawful. You acknowledge that the FactSet has provided you notice of your immunity rights under the Defend Trade Secrets Act, which states: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.”
9.Non-Competition and Non-Solicitation
As a condition to, and in consideration of, the grant of this Award, you agree to be bound by the covenants, restrictions and other obligations set forth in this Section 9. These restrictive covenants are in addition to, and not in lieu of, any similar covenant or restriction that you may otherwise be bound.
During the period of your employment and for two years thereafter, you shall not, directly or indirectly, (a) own, manage, operate, join or control, be employed by or participate in the ownership, management, operation or control of, or be a consultant to or connected in any other manner with, any business, firm or corporation which is similar to or competes with a principal business of FactSet (a “Competitive Activity”) or (b) for you or any person or business entity, induce or attempt to induce any employee of FactSet to terminate employment with FactSet or solicit, entice, take away or employ any person employed by FactSet (“Solicitation”). For these purposes, your ownership of securities of a public company not in excess of one percent of any class of such securities shall not be considered to be competition with FactSet.
If you engage in a Competitive Activity or Solicitation, as determined by the Committee in good faith, (i) all RSUs (vested and unvested) then outstanding and held by you shall be cancelled and forfeited as of the date that you first engaged in such Competitive Activity or Solicitation, (ii) the Company shall have the right to acquire any Shares then owned by you as the result of the settlement of the RSUs for no

Exhibit 10.2

consideration, and (iii) the Company shall have the right to require you to return to the Company any other gain, whether or not realized, on a gross basis, that you had upon the sale of any Shares obtained pursuant to the RSUs.
10.Amendments
No provisions of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing signed by you and an officer of the Company with the authority to bind the Company.
11.Tax Responsibility
a.You acknowledge that, regardless of any action taken by the Company or your employer or any Subsidiary or Affiliate of the Company to which you provide service (the “Employer”), the ultimate liability for all income tax (including U.S. federal, state, and local taxes and/or non-U.S. taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld (if any) by the Company or the Employer. You acknowledge that the Company is not making representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement, and the receipt of any dividends. Further, you acknowledge that the Company does not have any duty or obligation to minimize your liability for Tax-Related Items arising from the RSUs or to achieve any particular tax result and will not be liable to you for any Tax-Related Items arising in connection with the RSUs. If you become subject to taxation in more than one jurisdiction, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
b.Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items, if any, by any of the following means or by a combination of such means: (1) withholding from any compensation otherwise payable to you by the Company or the Employer; (2) causing you to tender a cash payment; (3) withholding from proceeds of the sale of Shares acquired upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); (4) withholding a number of Shares otherwise issuable to you upon settlement of the RSUs; or (5) any other method of withholding determined by the Company and, to the extent required by applicable law, approved by the Committee.
c.The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in your jurisdiction(s). In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares), or if not refunded, you may seek a refund from the local tax authorities to the extent you wish to recover any over-withheld amounts in the form of a refund. In the event of under-withholding, you may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding a number of Shares, for tax purposes, you will be deemed to have been issued the full number of Shares subject to the settled RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items. The Company may refuse to issue or deliver Shares, or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.
12.Compliance with Company Policies

Exhibit 10.2

You acknowledge and agree that this Agreement and the RSUs granted hereunder shall be subject to the Company’s Incentive Compensation Recoupment Policy or any other compensation recoupment policy adopted by the Company from time to time or as otherwise required by the listing standards of any national securities exchange or association on which the Company’s securities are listed or by applicable law (the “Clawback Policies”). All vested and unvested RSUs and Shares or other amounts paid or payable to you under or in respect of the RSUs shall, if applicable, be subject to reduction, cancellation, recovery, recoupment, forfeiture or other action pursuant to and as, and to the extent, required by or determined under the Clawback Policies.
13.Acknowledgments and Conditions
In accepting the RSUs, you acknowledge and agree as follows:
a.Any notice period mandated under applicable law shall not be treated as service for the purpose of determining the vesting of the RSUs; and your right to issuance of Shares in settlement of the RSUs after termination of service, if any, will be measured by the date of termination of your active service and will not be extended by any notice period mandated under applicable law. Subject to the foregoing and the provisions of the Plan, FactSet, in its sole discretion, shall determine whether your service has terminated and the effective date of such termination.
b.The Plan is established voluntarily by FactSet. It is discretionary in nature and it may be modified, amended, suspended or terminated by FactSet at any time, unless otherwise provided in the Plan and this Agreement.
c.The grant of the RSUs by FactSet is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past.
d.All decisions with respect to future RSU grants, if any, will be at the sole discretion of FactSet.
e.Your participation in the Plan shall not create a right to further service with FactSet and shall not interfere with the ability of FactSet to terminate your service at any time, with or without cause, subject to applicable law.
f.You are voluntarily participating in the Plan.
g.The RSUs are an extraordinary item that does not constitute compensation of any kind for service of any kind rendered to FactSet, and which is outside the scope of your employment contract, if any.
h.The RSUs are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.
i.In the event that you are not an employee of FactSet, the RSUs grant will not be interpreted to form an employment contract or relationship with FactSet.
j.The future value of the underlying Shares is unknown and cannot be predicted with certainty. The value of the Shares may increase or decrease.
k.No claim or entitlement to compensation or damages arises from termination of the RSUs or diminution in value of the RSUs or Shares and you irrevocably release FactSet from any such claim that may arise. If notwithstanding the foregoing, any such claim in found by a court of competent jurisdiction to have arisen then, by signing this Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such a claim.

Exhibit 10.2

l.There may be certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold Shares or cash received from participating in the Plan in a brokerage or bank account outside your country. You may be required to report such accounts, assets or related transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to your country within a certain time after receipt. You acknowledge that it is your responsibility to comply with such regulations, and you are advised to speak to your personal advisor on this matter.
14.Data Privacy Consent
The following provisions shall apply only to Grantees residing outside the U.S., the EU and EEA.
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your Data, as defined below, for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that FactSet holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in FactSet, details of all RSUs or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired pursuant to the RSUs. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan, but will have no other detrimental impact on you whatsoever. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
15.Data Notice for EU/EEA
The following provisions shall apply only to Grantees residing in the EU or EEA.
Data Collected and Purposes of Collection
You understand that FactSet, acting as controller may collect, to the extent permissible under applicable law, certain Data (as defined above). The Data is collected from you and FactSet for the exclusive purpose of implementing, administering and managing the Plan pursuant to the terms of this agreement. The legal basis (that is, the legal justification) for processing the Data is to perform the Agreement. The Data must be provided in order for you to participate in the Plan and for the parties to

Exhibit 10.2

the Agreement to perform their respective obligations thereunder. If you do not provide your Data, you will not be able to participate in the Plan and become a party to the Agreement.
Transfers and Retention of Data
You understand that your employer will transfer your Data to FactSet for purposes of plan administration. The Company and your employer may also transfer your Data to other service providers (such as accounting firms, payroll processing firms or tax firms), as may be selected by the Company in the future, to assist the Company with the implementation, administration and management of the Agreement. You understand that the recipients of the Data may be located in the United States, a country that does not benefit from an adequacy decision issued by the European Commission. Where a recipient is located in a country that does not benefit from an adequacy decision, the transfer of the Data to that recipient will be made pursuant to European Commission-approved standard contractual clauses, a copy of which may be obtained from the FactSet Legal Department, 45 Glover Ave. Norwalk, CT, 06850. Such transfer mechanisms may also include transfers made under the EU-U.S. Data Privacy Framework. You understand that Data will be held only as long as is necessary to implement, administer and manage your rights and obligations under the Agreement, and for the duration of the relevant statutes of limitations, which may be longer than the term of the Agreement.
Your Rights in Respect of Data
The Company will take steps in accordance with applicable legislation to keep Data accurate, complete and up-to-date. You are entitled to have any inadequate, incomplete or incorrect Data corrected (that is, rectified). You also have the right to request access to your Data as well as additional information about the processing of that Data. Further, you are entitled to object to the processing of Data or have your Data erased, under certain circumstances. Further, subject to applicable law, and under certain circumstances, you may be entitled to the following rights in regard to your Data: (a) to object to the processing of Data; (b) to have your Data erased, such as where it is no longer necessary in relation to the purposes for which it was processed; (c) to restrict the processing of your Data so that it is stored but not actively processed (e.g., while the Company assesses whether you are entitled to have Data erased); and (d) to port a copy of the Data provided pursuant to the Agreement or generated by you in a common machine-readable format. To exercise your rights, you may contact your local human resources representative. You may also contact the relevant data protection supervisory authority, as you have the right to lodge a complaint.
16.Country-Specific Terms and Conditions and Notice
Notwithstanding any other provision of this Agreement to the contrary, the RSUs shall be subject to the specific terms and conditions, if any, set forth in the Appendix to this Agreement which are applicable to your country of residence, the provisions of which are incorporated in and constitute part of this Agreement. Moreover, if you relocate to one of the countries included in the Appendix, the specific terms and conditions applicable to such country will apply to the RSUs to the extent FactSet determines that the application of such terms and conditions is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan or this Agreement.
17.No Advice or Recommendations
FactSet is not providing any tax, legal or financial advice, nor is FactSet making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
18.Delivery of Documents and Notices
FactSet may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic

Exhibit 10.2

delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by FactSet or a third party designated by FactSet. You understand and agree that electronic consent to the Plan documents shall have the same force and effect as executed hardcopies.
19.    Arbitration
You hereby agree that any dispute, claim or controversy arising now or in the future under or relating in any way to this Agreement and/or the Plan (“Claim”), regardless of the nature of the cause(s) of action asserted (including claims for injunctive, declaratory, or equitable relief), shall be resolved by binding arbitration. Arbitration replaces the right to go to court, and you therefore agree to waive any right that you or FactSet might otherwise have had to a jury trial or the opportunity to litigate any claims in court before either a judge or jury. You further agree that you will not be able to bring a class action to litigate any claims in court before either a judge or jury; nor will you be able to participate as a class member in a class action or other representative action to litigate any claims in court before either a judge or jury.
This binding arbitration provision applies to any and all Claims that you have against FactSet and its successors and assigns, and against all of its employees, directors or agents, or, or that FactSet has against you; it also includes any and all Claims regarding the applicability of this arbitration clause or the validity of this Agreement, in whole or in part.
The party filing a Claim(s) in arbitration must file its Claim(s) before the American Arbitration Association under the rules of such arbitration administrator in effect at the time the Claim(s) was filed. Rules may be obtained and Claims made may be filed at American Arbitration Association, 335 Madison Avenue, Floor 10, New York, NY 10017-4605, 800-778-7879, www.adr.org. Any arbitration hearing that you attend shall be held at a place chosen by the arbitrator or arbitrator administrator in New York. Judgment upon any arbitration award may be entered in any court having jurisdiction. New York law shall apply, without regard to its conflict of laws principles.
This agreement to arbitrate shall survive: (i) termination or changes in the Agreement, and the relationship between you and FactSet concerning the Agreement; and (ii) the bankruptcy of any party or any similar proceeding initiated by you or on your behalf. If any portion of this arbitration provision is deemed invalid or unenforceable, the remaining portions shall nevertheless remain in force.
20.Language
If the Company has received this Agreement, or any other document related to the RSUs and/or the Plan, translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control. You acknowledge that you are proficient in the English language or have consulted with an advisor who is sufficiently proficient in English and, accordingly, understand the provisions of this Agreement and the Plan.
21.Electronic Delivery and Participation
You acknowledge and agree that the Company may, in its sole discretion, deliver all documents relating to the Company, the Plan or these RSUs by email or other means of electronic transmission (including by posting them on a website maintained by the Company or a third party under contract with the Company). You further agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, and you acknowledge that acceptance of this Agreement via the Company’s online acceptance procedure shall have the same force and effect as if accepted in hard copy form.
22.Severability
If one or more provisions of this Agreement are held to be unenforceable under applicable laws, then (a) such provision(s) will be excluded from this Agreement, (b) the balance of this Agreement will be

Exhibit 10.2

interpreted as if such provision were so excluded, and (c) the balance of this Agreement will be enforceable in accordance with its terms.
23.Imposition of Other Requirements
The Company reserves the right to impose other requirements on your participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
24.Exchange Control, Foreign Asset/Account and/or Tax Reporting
There may be certain exchange control, tax, and/or foreign asset/account reporting requirements which may affect your ability to acquire or hold Shares or cash received from participating in the Plan (including the proceeds from the sale of Shares and the receipt of any dividends paid on Shares) in a brokerage or bank account outside of your country. You may be required to report such accounts, assets or related transactions to the tax or other authorities in your country. You may also be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to your country within a certain time after receipt. You acknowledge that it is your responsibility to comply with such regulations, and it is your obligation to speak to a personal advisor on this matter.
You agree, and it is your intent, to sign and submit this document and affirmation by clicking “I accept” below. You understand and agree that by electronically signing and submitting this document in this fashion, you are accepting the RSUs subject to all of its terms and conditions and are affirming to the truth of the information contained herein.

                        FACTSET RESEARCH SYSTEMS INC.
                        by:

Date: [Month, Date, Year]             ___________________________________